EXHIBIT 10.1

                                 PROMISSORY NOTE

$442,500.00                       Houston, Texas         Effective March 1, 1997

        FOR VALUE RECEIVED, after date, without grace, in the manner, on the dates and in the amount herein stipulated, INDUSTRIAL HOLDINGS, INC., a Texas corporation (the "Maker") promises to pay to the order of CATALYST ENERGY SERVICES, INC., a Delaware corporation (the "Payee", together with any and all subsequent owners and holders of this Note), at 1980 Post Oak Boulevard, Suite 2030, Houston, Texas 77056, or such other place as the Payee shall designate in writing to the Maker, which at the time of payment is legal tender of the United States of America for the payment of public and private debts, the sum of FOUR HUNDRED FORTY-TWO THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($442,500.00). This Note shall be non-interest bearing.

        This Note shall be due and payable in monthly installments of Seventy-Three Thousand Seven Hundred Fifty and No/100 DOLLARS ($73,750.00) each, payable on the fifteenth (15th) day of each and every calendar month, beginning on May 1, 1997, and continuing regularly thereafter until October 1, 1997, when the entire amount then remaining unpaid, shall be due and payable. If any payment on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day. As used herein, the term "Business Day" shall mean any day other than a day on which commercial banks in the State of Texas are authorized to be closed. The Maker shall have the privilege to prepay at any time, and from time to time, all or any part of this Note, without notice, penalty or fee. Such advances or prepayments will be applied to the payment of the installments in the inverse order of maturity.

        Notwithstanding anything in this Note to the contrary, in the event of the Maker's failure to pay any installment payment when due, the maturity of this Note may be accelerated by the Payee only after notice of such default shall have been sent to the Maker and such default shall not have been cured within fifteen (15) days following the date such notice is given or served by the Payee as provided below.

        In the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through any Probate, Bankruptcy Court, or any judicial proceeding whatsoever, then the Maker agrees and promises to pay the Payee's reasonable attorney's fees.

        All notice required or permitted under this Note shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when presented personally or deposited with the United States Postal Service, postage prepaid, certified mail, return receipt requested, to the Maker at the address set forth below, or at such other address of which the Maker shall have notified the President or any Vice President of the Payee in writing at least thirty (30) days prior to the date of the Payee giving such notice. Where appropriate, any pertinent noun, verb or pronoun shall be construed and interpreted to include both the proper number and gender. This Note shall not be renewed, extended, or modified except by a written instrument evidencing the same.

ADDRESS:                                           INDUSTRIAL HOLDINGS, INC.
7135 Ardmore
Houston, Texas 77054                               By:/S/ROBERT E. CONE
                                                      Robert E. Cone, President

                                   Page 1 of 1